CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Efficient Enhanced Multi-Asset Fund, a series of Unified Series Trust, under the headings “Organization and Management of Wholly-Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Chicago, Illinois

July 3, 2024